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Exhibit 10.3

LOAN MODIFICATION AGREEMENT

        This Loan Modification Agreement is entered into as of July 29, 2002 by and between Maxim Pharmaceuticals, Inc. (the "Borrower") and Silicon Valley Bank ("Bank").

1.    DESCRIPTION OF EXISTING INDEBTEDNESS:    Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated on or about October 9, 2000, as may be amended from time to time (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Term Line in the original principal amount of Four Million Dollars ($4,000,000). The Loan Agreement has been modified pursuant to a Loan Modification Agreement dated March 21, 2001, pursuant to which, among other things, the original principal amount of the Committed Term Line decreased to Three Million Two Hundred Thousand Dollars ($3,200,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2.    DESCRIPTION OF COLLATERAL AND GUARANTIES.    Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.    DESCRIPTION OF CHANGE IN TERMS.

  A.
  Modification(s) to Loan Agreement.

  1.
  The following defined term set forth in Section 1.1 entitled "Definitions" is hereby amended to read as follows:

      "Committed Term Line" means a credit extension of up to Three Million Eight Hundred Thousand and 00/00 Dollars ($3,800,000) with One Million Nine Hundred Eighty Nine Thousand and 00/100 ($1,989,000.00) currently amortizing and up to Six Hundred Thousand and 00/100 Dollars ($600,000.00) in the aggregate available to Borrower for Term Loans (the "Additional Term Loan").

    2.
    The defined term "Term Availability End Date" as defined in sub-section (a) of Section 2.1.2 entitled "Term Loans Etc." is hereby amended to mean September 30, 2002 as to an Additional Term Loan(s).

    3.
    Sub-section (b) under Section 2.2.1 entitled "Term Loans: Etc." is hereby amended in part to provide that the Additional Term Loan shall accrue interest at a per annum rate equal to 0.75% above the Prime Rate (the "Prime Option Rate"). On the Term Loan Availability Date, Borrower shall elect either the Prime Option Rate or the Fixed Option Rate (as defined therein).

    4.
    Sub-section (d) under Section 2.2.1 entitled "Term Loans: Etc." is hereby amended in part to provide that the Term Loan payment shall begin on November 1, 2002 and a final payment will be due no later than April 1, 2006 as to the Additional Term Loan.

    5.
    Notwithstanding the terms and conditions contained in paragraph "(f)" under Section 2.2.1 entitled "Term Loans, etc.", the prepayment fee as to the Additional Term Loan (should Borrower elect the Fixed Option Rate) are as follows:

      From October 1, 2002 through September 30, 2003: 3%;
      From October 1, 2003 through September 30, 2004: 2%;
      From October 1, 2004 through September 30, 2005: 1%;
      From October 1, 2005 through April 1, 2006: 0%.

    6.
    Section 6.7 entitled "Principal Depository" is hereby amended in its entirety to read as follows:

      Borrower shall maintain its principal depository and operating accounts with Bank, including but not limited to general checking, money market and/or investment accounts maintained with Bank's Investment Products and Services Department, and shall maintain a minimum aggregate balance of $3,500,000 in such accounts at all times. In the event such minimum aggregate balance is not maintained, Borrower agrees to pay to Bank a fee in the amount of $2,500 quarterly in arrears.

    7.
    Section 6.9 "Financial Covenant" is hereby amended to read as follows:

      Borrower will maintain at all times a Remaining Months Liquidity of at least 3 months, to be tested quarterly.

4.    CONSISTENT CHANGES.    The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.    NO DEFENSES OF BORROWER.    Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6.    CONTINUING VALIDITY.    Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

        This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:
MAXIM PHARMACEUTICALS, INC.		SILICON VALLEY BANK
By:	/s/ LARRY G. STAMBAUGH	By:	/s/ SUSAN L. WORSHAM
Name:	Larry G. Stambaugh	Name:	Susan L. Worsham
Title:	President and CEO	Title:	Vice President

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  Exhibit 10.3
LOAN MODIFICATION AGREEMENT